EXHIBIT 99.1

City National Corporation Declares Preferred Stock Dividends

LOS ANGELES, July 18, 2014 (GLOBE NEWSWIRE) -- City National Corporation (NYSE:CYN) today announced that it has declared cash dividends on its outstanding series of preferred stock.

A quarterly cash dividend of $13.75 per share was declared on its 5.50% Non-Cumulative Perpetual Preferred Stock, Series C (equivalent to $0.34375 per related depositary share), payable on August 13, 2014 to shareholders of record on July 28, 2014.

A quarterly cash dividend of $16.875 per share was declared on its 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D (equivalent to $0.421875 per related depositary share), payable on August 7, 2014 to shareholders of record on July 28, 2014.

About City National

City National Corporation has $29.7 billion in assets. The company's wholly owned subsidiary, City National Bank, provides banking, investment and trust services through 77 offices, including 16 full-service regional centers, in Southern California, the San Francisco Bay Area, Nevada, New York City, Nashville and Atlanta. City National and its investment affiliates manage or administer $66.4 billion in client investment assets, including $46.4 billion under direct management.

For more information about City National, visit the company's Website at cnb.com.

CONTACT: Investor Contact:
         Christopher J. Carey, 310.888.6777
         Chris.Carey@cnb.com

         Media Contact:
         Linda Mueller, 213.673.7619
         Linda.Mueller@cnb.com